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                                                                   EXHIBIT 99.5

                        REPORT OF INDEPENDENT AUDITORS

We have audited the consolidated financial statements of Fountain View, Inc. as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1997, (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in item 21(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this schedule based on our audits.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          /s/ ERNST & YOUNG LLP

Los Angeles, California
March 11, 1998